FUND ACCOUNTING AGREEMENT


        AGREEMENT made this __ day of ________ 2005 among REGIONS MORGAN KEEGAN SELECT FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at ____________________________, MORGAN KEEGAN SELECT FUND, INC. (the "Corporation"), a Maryland corporation having its principal place of business at 50 North Front Street, Memphis, Tennessee, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

        WHEREAS, BISYS and Leader Mutual Funds ("Leader") entered into a Fund Accounting Agreement dated April 1, 2004 (the "Leader Agreement"), whereby BISYS agreed to perform fund accounting services for Leader, which has continued in effect through the date hereof;

        WHEREAS, certain investment portfolios of Leader, listed on Schedule A, (the "Leader Funds") are expected to be transferred to the Trust and the Corporation upon approval of such transaction (the "Consolidation") by the shareholders of Leader, the Trust and the Corporation (collectively, the "Shareholders");

        WHEREAS, the Trust and the Corporation desires that BISYS continue to perform fund accounting services for the Leader Funds and to perform fund accounting services for certain investment portfolios of the Trust and the Corporation, listed on Schedule A, (together with the Leader Funds, the "Funds");

        WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

        WHEREAS, BISYS, the Trust and the Corporation wish to enter into an Agreement in order to set forth the terms under which BISYS will continue to perform the fund accounting services set forth herein for the Trust and the Corporation.

        NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust, the Corporation and BISYS hereby agree as follows:

        1.    Services as Fund Accountant
              ---------------------------

        (a) MAINTENANCE OF BOOKS AND RECORDS. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act"):

        (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;


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


        (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

        (iii) Separate  ledger  accounts  required by subsection  (b)(2)(ii) and
              (iii) of the Rule; and

        (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

        (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

        (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

        (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees and the Corporation's Board of Directors (hereafter referred to as the "Board");

        (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

        (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

        (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

        (vi) Report to the Trust and the Corporaton the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

        (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

       (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust or the Corporation;

        (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

        (x)   Post Fund transactions to appropriate categories;


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

        (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

        (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

       (xiii) Provide  accounting reports in connection with the Trust's and the
              Corporation's   regular   annual   audit  and  other   audits  and
              examinations by regulatory agencies; and

        (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

        (c)   SPECIAL REPORTS AND SERVICES.

        (i) BISYS may provide additional special reports upon the request of the Trust, the Corporation or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

        (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust or the Corporation, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

        (d) ADDITIONAL ACCOUNTING SERVICES. BISYS shall also perform the following additional accounting services for each Fund, without additional compensation:

        (i) Provide monthly a download or hard copy of the unaudited financial statements described below, upon request of the Trust or the Corporation. The unaudited financial statements will include the following items:

              (A) Unaudited Statement of Assets and Liabilities,

              (B) Unaudited Statement of Operations,

              (C) Unaudited Statement of Changes in Net Assets, and

              (D) Unaudited Condensed Financial Information;

        (ii)  Provide accounting information for the following:

              (A) federal and state income tax  returns  and federal  excise tax returns;

              (B) the  Funds'  semi-annual   reports  with  the  Securities  and
                  Exchange Commission ("SEC") on Form N-SAR;

              (C) the  Funds'   annual,  semi-annual   and  quarterly  (if  any)
                  shareholder reports;


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


              (D) registration   statements  on  Form  N-1A  and  other  filings
                  relating to the registration of shares;

              (E) the  Administrator's  monitoring  of  the  Fund'  status  as a
                  regulated   investment  company  under  Subchapter  M  of  the
                  Internal Revenue Code, as amended;

              (F) annual audit by the Funds' auditors; and

              (G) examinations performed by the SEC.

         2.   Subcontracting
              --------------

         BISYS may, at its expense and with prior notice to the Trust or the Corporation, subcontract with any entity or person concerning the provision of fund accounting services contemplated hereunder (a "Sub-Fund Accountant"); provided, however, that BISYS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of any such Sub-Fund Accountant and provided further, that BISYS shall be responsible, to the extent provided in Section 5 hereof, for all acts of such subcontractor as if such acts were its own.

         3.   Compensation
              ------------

         The Trust and the Corporation shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.

         4.   Reimbursement of Expenses and Miscellaneous Service Fees
              --------------------------------------------------------

         (a) In addition to paying BISYS the fees provided in Section 3 and Schedule B, the Trust and the Corporation agrees to reimburse BISYS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

              (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and the Corporation;

              (ii) All direct telephone,  telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust and the Corporation, the Trust's and the Corporation's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

             (iii) The cost of  microfilm  or  microfiche  of  records  or other materials;

              (iv) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;


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


              (v) Any expenses BISYS shall incur at the written direction of an officer of the Trust or the Corporation (other than an employee of BISYS) thereunto duly authorized; and

              (vi) Any additional  expenses  reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement (but not including any amounts related to pricing information, other than as provided in paragraph 4(b)(iii), below).

              (b) In addition, BISYS shall be entitled to receive the following amounts:

              (i) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust and the Corporation;

              (ii) Ad hoc reporting fees billed at an agreed upon rate; and

             (iii) Charges  for the  pricing  information  obtained  from  third party vendors for use in pricing the securities of each Fund's portfolio pursuant to Section 1(b)(ii) of this Agreement, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

         5.   Standard of Care; Uncontrollable Events; Limitation of Liability
              ----------------------------------------------------------------

         BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust or the Corporation for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

         BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's or the Corporation's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, acts of terrorism, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.


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


         BISYS shall provide the Trust and the Corporation, at such times as the Trust or the Corporation may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         6.   Term
              ----

         (a) This Agreement shall become effective as of the effective date of the Consolidation and shall continue in effect until the third anniversary of such date (the "Initial Term"), provided that if the Consolidation is not approved by the Shareholders this agreement shall not become effective and shall be null and void. After the Initial Term, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must be provided at least one hundred and eighty
(180) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's or Corporation's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust or Corporation is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust or Corporation continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).


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


         (b) Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust or Corporation, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust or Corporation upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust or Corporation, in addition to the fees and disbursements provided by Sections 3 and 4 hereof, the amount of all of BISYS's cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust or Corporation and/or its distributor or investment adviser and/or other parties of the Trust's or Corporation's property, records, instruments and documents.

         (c) If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of BISYS hereunder, BISYS's services are terminated hereunder, BISYS is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Fund Accountant appointed as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets of the Funds and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         (d) The parties acknowledge that the Trust intends to reorganize its investment portfolios, including merging certain Funds, in 2005 (the "Merger"), subject to Shareholder approval. The parties also acknowledge that all accounting services with respect to Regions Morgan Keegan Select Short Term Bond Fund ("Short Term Bond Fund"), a series of the Corporation will be performed by Morgan Keegan & Co., Inc. commencing July 1, 2005. The parties agree that this Agreement may be amended or terminated upon the effective date of the Merger and on June 30, 2005 with respect to Short Term Bond Fund, without application of the liquidated damages provision contained in Section 4(c) above provided the terms of that certain letter agreement between Morgan Asset Management, Inc., BISYS Fund Services Ohio, Inc., and BISYS Fund Services Limited Partnership, dated October 18, 2004, (the "Morgan Letter Agreement") are fulfilled by such


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


amendment  or  by  execution  of  a  replacement   agreement  in  the  event  of
termination.

         7.   Indemnification
              ---------------

         The Trust and the Corporation agree to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust or the Corporation, the investment adviser, transfer agent, administrator or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         BISYS shall indemnify, defend, and hold the Trust and the Corporation harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying Party, which consent shall not be withheld or delayed unreasonably.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         8.   Record Retention and Confidentiality
              ------------------------------------

         BISYS shall keep and maintain on behalf of the Trust and the Corporation all books and records which the Trust, the Corporation and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and the Corporation and to make such books and records available for inspection by the Trust and the Corporation on request, and made available for inspection by the Trust and the Corporation or by the SEC at reasonable times.

         BISYS shall otherwise keep confidential all books and records relating to the Trust and the Corporation and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or
(iv) BISYS is requested to make a disclosure by the Trust and the Corporation . BISYS shall provide the Trust and the Corporation with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

         9.   Activities of BISYS
              -------------------

         The services of BISYS rendered to the Trust and the Corporation hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, Directors, officers, employees and Shareholders of the Trust and the Corporation are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust and the Corporation , and that BISYS may be or become interested in the Trust and the Corporation as a shareholder or otherwise

         10.  Reports
              -------

         BISYS shall furnish to the Trust and the Corporation and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust and the Corporation in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust and the Corporation agree to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and the Corporation and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust and the Corporation .

         11.  Rights of Ownership
              -------------------

         All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and the Corporation and all such other records and data shall be furnished to the Trust and the Corporation in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12.  Return of Records
              -----------------

         BISYS may at its option at any time, and shall promptly upon the Trust's and the Corporation's demand, turn over to the Trust and the Corporation and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust and the Corporation, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust and the Corporation authorizes in writing the destruction of such records and documents.

         13.  Representations and Warranties
              ------------------------------

         (a) The Trust and the Corporation represent and warrant that: (1) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and the Corporation and, when executed and delivered by the Trust and the Corporation, will constitute a legal, valid and binding obligation of the Trust and the Corporation enforceable against the Trust and the Corporation in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (b) BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and the Corporation and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

         14.  Insurance
              ---------

         BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust or the corporation, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust and the Corporation should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust and the Corporation of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust and the Corporation should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

         15.  Information Furnished by the Trust and the Corporation
              ------------------------------------------------------

         The Trust and the Corporation will furnish to BISYS the following, as amended and current as of the effective date of this Agreement:

         (a) A copy of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed and a copy of the Articles of Incorporation of the Corporation and any amendments thereto, certified by the proper official of the state in which such Articles of Incorporation are filed.

         (b) Certified copies of the following documents:

         (i) The Trust's and the Corporation's Bylaws and any amendments thereto;

         (ii) Resolutions of the Trustees and Directors covering (A) approval of this Agreement and authorization of a specified officer of the Trust and the Corporation to execute and deliver this Agreement and authorization for specified officers of the Trust and Corporation to instruct BISYS hereunder, and (B) authorization of BISYS to act as fund accountant for the Funds..

         (c) A list of all officers of the Trust and Corporation and any other persons (who may be associated with the Trust, the Corporation or its investment advisor), together with specimen signatures of those officers and other persons, who (except as otherwise provided herein to the contrary) are authorized to instruct BISYS in all matters.

         (d) Two copies of the Prospectuses and Statement of Additional Information of each Fund.

         16.  Information Furnished by BISYS
              ------------------------------

         BISYS will furnish to the Trust and Corporation evidence of the following upon request:

         (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

         (b) Authorization of BISYS to act as fund accountant for the Funds.

         17.  Amendments to Documents
              -----------------------

         The Trust and Corporation shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust and the Corporation agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust or Corporation which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust or Corporation first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

         18.  Legal Advice; Reliance on Prospectus and Instructions
              -----------------------------------------------------

         BISYS may apply to the Trust or Corporation at any time for instructions and may consult with counsel for the Trust or Corporation and with accountants and other experts with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Trust and Corporation at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Trust and Corporation, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Corporation unless relating to a matter involving BISYS's willful misfeasance, bad faith, negligence or reckless disregard of BISYS's responsibilities and duties hereunder, and BISYS shall in no event be liable to the Trust, the Corporation or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust and Corporation relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust and Corporation unless BISYS receives written instructions to the contrary in a timely manner from the Trust or Corporation.

         Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust or Corporation until receipt of written notice thereof from the Trust or Corporation.

         19.  Compliance with Law
              -------------------

         Except for the obligations of BISYS set forth in Section 8 hereof, the Trust and Corporation assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust and Corporation as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's or Corporation's shares.

         20.  Notices
              -------

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to ________________________________________________, Attn: ________________; if to
the Corporation to _______________________________, and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21.  Assignment
              ----------

         This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         22.  Governing Law and Matters Relating to the Trust as a Massachusetts
              ------------------------------------------------------------------
Business Trust and the Corporation as a Maryland Corporation.
------------------------------------------------------------

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust or Corporation hereunder shall not be binding upon any of the Trustees, Directors shareholders, nominees, officers, agents or employees of the Trust or Corporation personally, but shall bind only the trust property of the Trust or Corporation. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust and Corporation, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust or the Corporation as provided in the Trust's Declaration of Trust and the Corporation's Articles of Incorporation.

         23.  Privacy
              -------

         Nonpublic personal financial information relating to consumers or customers of the Trust or Corporation provided by, or at the direction of the Trust or Corporation to BISYS, or collected or retained by BISYS to perform its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or Corporation or as required or permitted by law. BISYS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust or Corporation. The Trust and Corporation represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the SEC's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         24.  Miscellaneous
              -------------

         (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and subject to approval of the Consolidation by the Shareholders supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the Leader Agreement, provided that if the Consolidation is not approved by the Shareholders the Leader Agreement shall remain in full force and shall be unaffected by this Agreement. This Agreement shall not supercede or otherwise affect any provisions of the Morgan Letter Agreement.

         (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust or the Corporation (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, the Corporation's Articles of Amendment, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first-above written.

                       REGIONS MORGAN KEEGAN SELECT FUNDS


                       By:__________________________________________________
                       Name:
                       Title:

                         MORGAN KEEGAN SELECT FUND, INC.


                       By:__________________________________________________
                       Name:
                       Title:

                         BISYS FUND SERVICES OHIO, INC.


                       By:__________________________________________________
                       Name:
                       Title:

                                   SCHEDULE A


                        TO THE FUND ACCOUNTING AGREEMENT
                    BETWEEN REGIONS MORGAN KEEGAN SELECT FUND
                       AND BISYS FUND SERVICES OHIO, INC.

                           DATE: _______________, 2005

LEADER FUNDS
------------

FUND NAME BEFORE CONSOLIDATION                          FUND NAME AFTER CONSOLIDATION
------------------------------                          -----------------------------

                                     GROUP I
LEADER Growth Equity Fund                               Regions Morgan Keegan Select LEADER Growth Equity
                                                        Fund

LEADER Growth & Income Fund                             Regions Morgan Keegan Select LEADER Growth & Income
                                                        Fund

LEADER Balanced Fund                                    Regions Morgan Keegan Select LEADER Balanced Fund

LEADER Tax-Exempt Bond Fund                             Regions Morgan Keegan Select LEADER Tax-Exempt Bond
                                                        Fund

LEADER Intermediate Bond Fund                           Regions Morgan Keegan Select LEADER Intermediate
                                                        Bond Fund

LEADER Short Term Bond Fund                             Regions Morgan Keegan Select LEADER Short Term Bond
                                                        Fund

                                                  GROUP II

LEADER Tax-Exempt Money Market Fund                     Regions Morgan Keegan Select LEADER Tax-Exempt
                                                        Money Market Fund

LEADER Money Market Fund                                Regions Morgan Keegan Select LEADER Money Market
                                                        Fund


REGIONS MORGAN KEEGAN SELECT FUNDS

Regions Morgan Keegan Select Treasury Money Market Fund

Regions Morgan Keegan Select Government Money market Fund

                                   SCHEDULE B


                        TO THE FUND ACCOUNTING AGREEMENT
                    BETWEEN REGIONS MORGAN KEEGAN SELECT FUND
                       AND BISYS FUND SERVICES OHIO, INC.

                            DATE: ____________, 2005

FEES

Annual fee

                                                        Fee for Group I
Incremental Net Assets                                  Leader Funds
----------------------                                  ---------------

Up to $500 million                                      0.030%

>$500 million - $1 billion                              0.015%

>$1 billion                                             0.010%


The Annual fee for Group II Leader Funds and Regions Morgan Keegan Select Funds is 0.030% of net assets.

For purposes of determining the fees, the value of each Fund's net assets shall be computed in the manner described in the Declaration of Trust, Articles of Incorporation or in such Fund's Prospectus as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

In addition to the fees set forth above, BISYS shall be entitled to an additional annual charge of $10,000 per class per Fund for each class of shares in excess of one. Additional class fees are currently waived for the Tax-Exempt Bond Fund; $2,500 of the additional class fees is currently waived for Investor class B Shares of all variable NAV funds. The foregoing waivers will continue until March 31, 2006, and will then be decreased by 50% for remainder of Initial Term and any Rollover Term.

CPI ESCALATION

The fixed fees and other fees expressed as stated dollar amounts in this schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.